EXHIBIT 10.16
AMENDMENT
TO
SEPARATION AGREEMENT
This Amendment to Separation Agreement (the “Amendment”) is entered into by and between StarTek, Inc., a Delaware corporation (the “Company”) and Steven D. Butler, a resident of Colorado (“Executive”). This Amendment is the first amendment to that certain Separation Agreement (the “Agreement”) entered into effective as of January 17, 2007 by and between the Company and Executive. This Amendment shall be effective upon its being signed by each party.
At the time the parties prepared and executed the Agreement, the U.S. Internal Revenue Service (the “IRS”) had proposed but not yet finalized certain rules regarding deferred compensation (the “409A Rules”). Since that time, IRS finalized the 409A Rules and published related transition provisions, among which is the ability of the parties to characterize extant deferred compensation in accordance with provisions of the finalized 409A Rules and to make new elections as to the time and form of payment of deferred compensation subject to the 409A Rules.
The purpose of this Amendment is to do so with respect to certain compensation provided under the Agreement.
Amendment
1. A new paragraph (d) is hereby added to the end of Section 4 “Payments upon Termination of Employment” to read as follows:
(d) Code Section 409A Compliance. Severance Benefits pursuant to Section 4(a)(i) above (the “Severance Benefits”), to the extent of payments made from the termination date through March 15 of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment to Employee be delayed until 6 months after Employee’s separation from service if Employee is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service. In accordance with that intent, and in compliance with the transition provisions in the finalized 409A Rules, the parties hereby agree that payment of Severance Benefits shall be made in accordance with the schedule provided in Section 4(a)(i) above; provided, however, that all payments that would otherwise be made pursuant to that schedule on and after January 17, 2008 shall instead be made to Executive in a single lump sum on January 17, 2008.

2. Except as otherwise modified by the foregoing amendment, the Agreement continues in full force and effect according to its terms and conditions as existing just prior to this Amendment becoming effective.
IN WITNESS WHEREOF, Executive and the Company have executed this Amendment as of the date this Amendment has been signed by each party.

StarTek, Inc.

By:	/s/ Albert C. Yates	/s/ Steven D. Butler

	Albert C. Yates	Steven D. Butler
Chairman of the Compensation
	Committee of the Board of Directors	Date: 12/4/07

Date: 12/13/07